UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 9, 2024

Apollo Global Management, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41197	86-3155788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, 42nd Floor

New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APO	New York Stock Exchange
6.75% Series A Mandatory Convertible Preferred Stock	APO.PRA	New York Stock Exchange
7.625% Fixed-Rate Resettable Junior Subordinated Notes due 2053	APOS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Apollo Global Management, Inc. (the “Company”) amended its insider trading policy to permit certain Apollo and Athene senior leaders (the “limited group”) to enter into prepaid variable forward contracts or substantially similar transactions (“PVFCs”) and pledge shares of the Company’s common stock (the “Company shares”) in connection therewith if certain conditions (the “conditions”) are satisfied. The Company made this amendment on August 7, 2024 after determining it was in the best interests of the Company and its stockholders to provide the limited group an opportunity to enter into such transactions, subject to such conditions, so that, among other things, such person could access liquidity for a portion of the value in their Company shares in a way that may result in fewer Company shares being sold in the market as compared to a traditional sale and retaining their ability to vote the related Company shares during the term of the PVFCs, while retaining their alignment with Company stockholders on the appreciation of Company shares up to a specified share price cap (or without any such cap if the contract is settled in cash), each of which would not be possible in a traditional sale transaction.

As further detailed in the Company’s amended policy, PVFCs may only be entered into by a limited group member if the PVFCs cover at least 50,000 Company shares in the aggregate, and represent no more than 10% of the Company shares beneficially owned by such person (determined on an aggregate basis and including any vested equity awards). In addition, each limited group member who enters into a PVFC must also enter into a lockup agreement pursuant to which such person agrees not to sell, pledge, dispose or otherwise transfer any Company shares outside of the PVFCs for a period of one year, subject to customary exceptions (the “lock-up agreement”).

On December 9, 2024, Mr. Marc Rowan, Chief Executive Officer of the Company, made filings with the Securities and Exchange Commission (“SEC”) that indicate that certain of his affiliated entities intend to enter into PVFCs on 2,500,000 Company shares, representing approximately 7% of the Company shares beneficially owned by Mr. Rowan and less than 0.5% of the Company’s total outstanding shares (the “contracts”). Mr. Rowan informed the Company that he opted to enter into the contracts following the recent announcement that S&P Dow Jones Indices intends to include the Company’s shares in its S&P 500 Index, which presents a unique time to enter into the contracts given the expected increase in trading volumes following such announcement. Mr. Rowan’s affiliated entities have pledged 2,500,000 Company shares in support of the contracts. Mr. Rowan has expressed to the Company he has no current intention to sell the remaining Company shares beneficially owned by him and has entered into a one-year lock-up agreement covering all such Company shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2024

APOLLO GLOBAL MANAGEMENT, INC.

By:	/s/ Jessica L. Lomm
Jessica L. Lomm
Vice President and Secretary